As filed with the U.S. Securities and Exchange Commission on October 15, 2024

Registration No. 333-281067

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3

to

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DIH HOLDING US, INC.

(Exact name of Registrant as specified in its charter)

Delaware	3841	98-1624542
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

77 Accord Park Drive; Suite D-1

Norwell, MA

Telephone: 877-944-2200

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Jason Chen

Chief Executive Officer & Chairman

77 Accord Park Drive, Suite D-1

Norwell, MA 02061

(617) 871-2101

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mitchell Nussbaum, Esq.. Loeb & Loeb LLP 345 Park Avenue New York, NY 10154 (212) 407-4000	Joan Guilfoyle, Esq. 901 New York Avenue Washington, D.C. 20001 (202) 618-5000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth all expenses to be paid by DIH (the “Registrant”) in connection with the sale of the Common Stock being registered. The security holders will not bear any portion of such expenses. All amounts shown are estimates except for the registration fee.

SEC registration fee	$10,000
Legal fees and expenses	100,000
Accounting fees and expenses	4,000
Printing, transfer agent fees and miscellaneous expenses	50,000
Total	$164,000

Item 14.	Indemnification of Directors and Officers.

Section 102 of the General Corporation Law of the State of Delaware (“DGCL”) permits a corporation to eliminate or limit the personal liability of directors and officers of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director or officer, except where the director or officer breached his or her duty of loyalty to the corporation or its stockholders, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of the DGCL or derived an improper personal benefit, or, with respect to any officer, any action by or in the right of the corporation. The Registrant’s restated certificate of incorporation (the “Certificate of Incorporation”) contains provisions that limit the liability of our directors and officers for monetary damages to the fullest extent permitted by the DGCL. Consequently, the Registrant’s directors and officers will not be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as a director or officer, except liability for the following:

●	any breach of their duty of loyalty to the Registrant or its stockholders;

●	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

●	with respect to any director, unlawful payments of dividends or unlawful stock repurchases or redemptions in violation of the DGCL;

●	any transaction from which the director or officer derived an improper personal benefit; or

●	with respect to any officer, any action by or in the right of the corporation.

The Certificate of Incorporation also provides that if the DGCL is amended to permit further elimination or limitation of the personal liability of directors or officers, then the liability of the Registrant’s directors and officers will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to judgments, fines and amounts paid in settlement in connection with such action, suit or proceeding or with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. The Certificate of Incorporation permits the Registrant to indemnify its directors, officers, employees and other agents to the maximum extent permitted by the DGCL, and the Registrant’s bylaws (the “Bylaws”) provide that the Registrant will indemnify its directors and officers and permit the Registrant to indemnify its employees and other agents, in each case to the extent not prohibited by the DGCL or any other applicable law.

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The Registrant has entered, and expects to continue to enter, into indemnification agreements with its directors and officers, that may be broader than the specific indemnification provisions contained in the DGCL. These agreements, among other things, require the Registrant to indemnify its directors and officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require the Registrant to advance all expenses actually and reasonably incurred by the directors and executive officers in connection with any proceeding. The Registrant also maintains directors’ and officers’ liability insurance.

Item 15.	Recent Sales of Unregistered Securities.

In connection with the consummation of the Business Combination, DIH issued 229,796 shares of its Common Stock to Maxim Group LLC and to other vendors as partial payment of expenses owed.

On June 6, 2024, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with the purchaser named therein (the “Purchase”), pursuant to which the Company sold on June 7, 2024, in a private placement, an aggregate of $3,300,000 in principal amount of 8% Original Issue Discount Senior Secured Convertible Debenture (the “Debenture”), initially convertible into an aggregate of 660,000 shares of the Company’s Common Stock, par value $0.0001 (the “Common Stock”) at a conversion price of $5.00 (the “Conversion Price”). The Debenture has an aggregate face value of $3,300,000 and was issued with an original issue discount of $300,000. In connection with the purchase of the Debenture, the Purchaser received a warrant to purchase shares of Common Stock (the “Warrant”) equal to 50% of such Purchaser’s Conversion Shares or an aggregate of 330,000 shares. The Warrant has a per share exercise price of $5.00 and a five year term.

The Debentures and the Warrants were sold pursuant to an exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), available under Section 4(a)(2) and Rule 506(b) of Regulation D promulgated thereunder. The Conversion Shares and the Warrant Shares will be issued pursuant to the same exemption or pursuant to the exemption provided by Section 3(a)(9) of the Securities Act. Accordingly, the securities issued in the private placement may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws.

Item 16.	Exhibits and Financial Statements Schedules.

(a)	Exhibits

The following exhibits are filed as part of this registration statement:

Exhibit Number	Description
2.1**	Business Combination Agreement, dated as of February 26, 2023 (as amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among ATAK, Aurora Technology Merger Sub Corp., a Nevada corporation and a direct, wholly-owned subsidiary of ATAK, and DIH Holding US, Inc., a Nevada corporation (incorporated by reference to exhibit 2.1 to the Form 8-K filed by DIH with the SEC on February 20, 2024)).

2.2**

Amended and Restated Registration Rights Agreement, dated as of February 7, 2024, by and among, (i) Aurora Technology Acquisition Corp., a Delaware corporation (formerly a Cayman Islands exempted company), (ii) ATAC Sponsor LLC, a Delaware limited liability company, (iii) Maxim Group LLC, (iv) the Sponsor equityholders as set forth on Exhibit A thereto, (v) certain equityholders designated on Exhibit B thereto and (vi) any other parties listed on the signature pages thereto and any other person or entity who thereafter becomes a party to the Agreement pursuant to Section 6.2 thereto ((incorporated by reference to exhibit 2.4 to the Form 8-K filed by DIH with the SEC on February 20, 2024)

3.1**	Amended and Restated Certificate of Incorporation of DIH Holding US, Inc. filed with the Delaware Secretary of State on December February 7, 2024 (incorporated by reference to exhibit 3.1 to the Form 8-K filed by DIH with the SEC on February 20, 2024).

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3.2**	Amended and Restated Bylaws of DIH Holding US, Inc. (incorporated by reference to exhibit 3.2 to the Form 8-K filed by DIH with the SEC on February 20, 2024).

4.1**	Description of Securities (incorporated by reference to Exhibit 4.1 to the Form 10-K filed by DIH with the SEC on July 15, 2024).

4.2**	Warrant Agreement (incorporated by reference to Exhibit 4.4 to the Form 10-K filed by DIH with the SEC on July 15, 2024).

4.3**	Debenture dated June 7, 2024 (incorporated by reference to Exhibit 4.3 to the Form 10-K filed by DIH with the SEC on July 15, 2024).

5.1+	Opinion of Loeb & Loeb LLP

10.1**	DIH Holding US, Inc. Equity Incentive Plan (incorporated by reference to exhibit 10.1 to the Form S-8 filed by DIH with the SEC on July 15, 2024).

10.2**	Securities Purchase Agreement dated June 6, 2024 (incorporated by reference to Exhibit 10.2 to the Form 10-K filed by DIH with the SEC on July 15, 2024)

10.3**	Security Agreement dated June 6, 2024 (incorporated by reference to Exhibit 10.3 to the Form 10-K filed by DIH with the SEC on July 15, 2024)

10.4**	Subsidiary Guarantee Agreement dated June 6, 2024 (incorporated by reference to Exhibit 10.4 to the Form 10-K filed by DIH with the SEC on July 15, 2024

10.5**	Form of Deposit Account Control Agreement (incorporated by reference to Exhibit 10.5 to the Form 10-K filed by DIH with the SEC on July 15, 2024)

10.6**	Registration Rights Agreement dated June 6, 2024 (incorporated by reference to Exhibit 10.6 to the Form 10-K filed by DIH with the SEC on July 15, 2024)

10.7**	Form of Voting Agreement (incorporated by reference to Exhibit 10.7 to the Form 10-K filed by DIH with the SEC on July 15, 2024)

10.8**	Form of Lock Up Agreement (incorporated by reference to Exhibit 10.8 to the Form 10-K filed by DIH with the SEC on July 15, 2024).

10.9**	Subscription Agreement dated February 8, 2024 (incorporated by reference to Exhibit 10.9 to the Form 10-K filed by DIH with the SEC on July 15, 2024).

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14**	Code of Ethics (incorporated by reference to Exhibit 14 to the Form 10-K filed by DIH with the SEC on July 15, 2024).

19**	Insider Trading Policy (incorporated by reference to Exhibit 19 to the Form 10-K filed by DIH with the SEC on July 15, 2024)

21**	List of Subsidiaries (incorporated by reference to Exhibit 21 to the Form 10-K filed by DIH with the SEC on July 15, 2024

23.1**	Consent of independent registered public accounting firm of DIH HOLDING US, Inc.

23.2+	Consent of Loeb & Loeb LLP (included in Exhibit 5.1).

24.1**	Power of Attorney (included on the signature page to this Registration Statement)

101.INS+	Inline XBRL Instance Document.

101.SCH+	Inline XBRL Taxonomy Extension Schema Document.

101.CAL+	Inline XBRL Taxonomy Extension Calculation Linkbase Document.

101.DEF+	Inline XBRL Taxonomy Extension Definition Linkbase Document.

101.LAB+	Inline XBRL Taxonomy Extension Labels Linkbase Document.

101.PRE+	Inline XBRL Taxonomy Extension Presentation Linkbase Document.

104+	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

107+	Filing Fee Table.

+	Filed herewith.

*	Indicates management contract or compensatory plan or arrangement.

**	Previously filed.

^	Certain identified information has been omitted pursuant to Item 601(b)(10) of Regulation S-K because such information is both (i) not material and (ii) information that the Registrant treats as private or confidential. The Registrant hereby undertakes to furnish supplemental copies of the unredacted exhibit upon request by the SEC.

#	Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601. The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

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Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement. provided, however, that: Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 15th day of October, 2024.

DIH HOLDING US, INC.

By:	/s/ Jason Chen
Name:	Jason Chen
Title:	Chief Executive Officer and Chairman

Signature	Title	Date

/s/ Jason Chen	Chief Executive Officer, and Chairman	October 15, 2024
Jason Chen	(Principal Executive Officer)

/s/ Lynden Bass	Chief Financial Officer	October 15, 2024
Lynden Bass	(Principal Financial and Accounting Officer) and Director

*/s/ Patrick Bruno	Chief Marketing Officer and Director	October 15, 2024
Patrick Bruno

*/s/ Max Baucus	Director	October 15, 2024
Max Baucus

*/s/ F. Samuel Eberts III	Director	October 15, 2024
F. Samuel Eberts III

*/s/ Ken Ludlum	Director	October 15, 2024
Ken Ludlum

*/s/ Cathryn Chen	Director	October 15, 2024
Cathryn Chen

* By:	/s/ Jason Chen
Jason Chen
Attorney-in-Fact

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